EXHIBIT 10.1

RESIGNATION AND SEVERANCE AGREEMENT

1. David Henry (“Executive”) is currently employed by Logitech Inc. (the “Company”) as its Senior Vice President, Customer Experience and Chief Marketing Officer.  Executive and the Company have determined that they will terminate their employment relationship later this year, and it is the Company’s desire to ensure that there is a smooth and orderly transition of Executive’s duties, and to provide Executive with certain severance benefits that he would not otherwise be entitled to receive upon his resignation.  Accordingly, Executive and the Company agree as set forth below.  This Agreement will become effective on the day it is signed by Executive (the “Effective Date”).

2. Executive hereby resigns from his employment with the Company, and from any positions that he holds as an officer of the Company and any of its direct or indirect subsidiaries or affiliates, with all such resignations to be effective as of the close of business on October 1, 2010 (the effective date of such resignations being the “Resignation Date”).  Provided, however, that the Company may, in its sole discretion, elect to extend the Resignation Date up to an additional 60 days (as late as November 29, 2010) by giving Executive not less than 10 days’ written notice of such extension prior to the Resignation Date.

3. During the period between the date of this Agreement and the Resignation Date (the “Transition Period”), Executive will continue to perform his duties for the Company in a professional and timely manner to the full satisfaction of the Company.  Executive shall also work with the Company to ensure an orderly and complete transition of his duties by the Resignation Date.  During the Transition Period, the Company will continue to provide Executive with his current base salary and employee fringe benefits, and any unvested stock options and restricted stock units granted to Executive by the Company or its parent company, Logitech International S.A. (the “Parent”) shall continue to vest during the Transition Period.  No unvested stock options or restricted stock units shall vest on or after the Resignation Date.  Following the Resignation Date, Executive may exercise his right to exercise any or all of his vested stock options in accordance with the terms of the applicable stock option plans/agreements.  Executive will not participate in the Company’s FY 2011 Management Performance Bonus Plan or any other Company incentive bonus program established for the Company’s 2011 fiscal year or any performance period therein.  Upon the Resignation Date, Executive will be paid all of his accrued, unused paid time off that he earned during his employment with the Company.

4. Subject to Executive’s execution of the General Release of Claims (the “Release”) attached to this Agreement as Exhibit A on or after the Resignation Date, without revocation, and delivery of the executed Release to the Company, the Company will provide Executive with the following:

(a)           a lump sum severance payment of $460,000, less applicable withholding; such payment will be made as provided in Paragraph 5 below; and

(b)           an additional lump sum severance payment in an amount equal to $149,500 multiplied by a fraction, the denominator of which is 180, and the numerator of which is equal to the number of days, up to a maximum of 180, between and including April 1, 2010 and the Resignation Date; such payment will be subject to applicable withholding and payable as provided in Paragraph 5 below; and

(c)           in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following the Resignation Date, the Company will pay the premiums for such coverage through the earlier of (i) the date that is one year  following the Resignation Date, or (ii) the first date on which Executive becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at his own expense; and

(d)           the Company will pay for up to $15,000 worth of executive-level outplacement services actually used by Executive; payment for such services will be made by the Company directly to the outplacement services provider, which provider will be selected by Executive from a list of such providers created by the Company; provided, however, that Executive must use such services within one year following the Resignation Date, and payment for such services must be made by the Company within two years following the Resignation Date; and

(e)           if the Resignation Date is on or after October 1, 2010, and not before, Executive will be entitled to an additional lump sum severance payment of $508,000, less applicable withholding; such payment will be made as provided in Paragraph 5 below.

    Executive acknowledges and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraphs 3 and 4.

5. Executive’s right to receive any of the severance payments or benefits described in Paragraph 4 is contingent upon Executive’s execution, without revocation within the statutorily-required revocation period, of the Release, and his return of the executed Release to the Company, all by the date that is sixty (60) days following the Resignation Date (the “Release Deadline”).  If any of these conditions are not satisfied, or the release otherwise does not become effective by the Release Deadline, Executive will not be entitled to receive any of the severance payments or benefits described in Paragraph 4.  In no event will those severance payments or benefits be paid or provided until the Release actually becomes effective.  Subject to the satisfaction of the conditions described in this Paragraph, the severance payments described in Paragraph 4(a), (b), and (if applicable) (e) will be paid to Executive by the Company on or before the 60th day following the Resignation Date.

6. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

7. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment is terminated by the Company for Cause (as defined below) during the Transition Period, Executive shall be entitled to no compensation, severance payments or other benefits from the Company other than those earned under Paragraph 3 through the date of Executive’s termination for C ause.   For purposes of this Agreement, a termination for “Cause” occurs if Executive is terminated for any of the following reasons:  (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information or any other material violation of any employee confidentiality and assignment of inventions agreement between Executive and the Company; (iii)  Executive’s conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs Executive’s ability to perform Executive’s duties for the Company; (iv) Executive’s continued failure or refusal to perform any duties reasonably assigned to him by the Company following the Company’s provision of written notice to Executive of such failure or refusal and a reasonable period of time to “cure” such failure or refusal; or ( v) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.  For purposes of this paragraph only, “Company” shall mean Logitech International S.A. and its direct and indirect subsidiaries, including, but not limited to, the Company.

8. The parties agree that the Employment Agreement between Executive and the Company dated December 3, 2008 shall remain in effect during the Transition Period, except Paragraphs 4 and 5 of such agreement, which are hereby terminated effective immediately, and shall be of no further legal force or effect.

9. The Change of Control Severance Agreement dated December 3, 2008 by and among Executive, the Company, and Logitech International S.A. (the “Change of Control Agreement”) will remain in full force and effect until the Resignation Date or any earlier date of termination of Executive’s employment with the Company, on which termination date, subject to the remainder of this Paragraph, the Change of Control Agreement will terminate without further action by the parties thereto and be of no further legal force or effect.  Provided, however, that if Executive is entitled to receive severance payments and benefits pursuant to the terms of the Change of Control Agreement upon the termination of his employment with the Company, Executive will, subject to his satisfaction of all applicable conditions described in Paragraph 4, receive the severance payments and benefits described in Paragraph 4 on the terms and conditions described herein, and will also be entitled to receive the accelerated stock option vesting described in the Change of Control Agreement.  Except with respect to the accelerated stock option vesting described in the prior sentence, Executive shall not, under any circumstances, be entitled to receive any severance payments or benefits under the Change of Control Agreement.

10. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive.  On or before the Resignation Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

11. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, the Parent, their respective parents, divisions, direct and indirect subsidiaries, and affiliated entities (collectively, the “Logitech Group”), or any of its or their products, services, or employees, except to the extent that such statements are made truthfully in response to a subpoena or other compulsory legal process.

12. Executive agrees that for a period of one year following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of any member of the Logitech Group to terminate his/her employment relationship with that entity.

13. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.  In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

14. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement.  In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

15. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option, restricted stock unit or other equity agreements between the parties and any agreements described in Paragraphs 8-10.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

Dated: June 8, 2010	/s/ David Henry David Henry
Dated: June 8, 2010	LOGITECH INC. By: /s/ Martha Tuma Martha Tuma Its: Vice President, Human Resources

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1. David Henry (“Executive”) has been employed by Logitech Inc. (the “Company”) as its Senior Vice President, Customer Experience and Chief Marketing Officer.  Executive and Company have executed a Resignation and Severance Agreement dated June 8, 2010 (“Severance Agreement”), which provides for the payment to Executive of certain severance payments and benefits that he would not otherwise be entitled to receive upon his resignation, subject to the execution by Executive of this General Release of Claims (“Release”) without revocation.  Accordingly, Executive and the Company agree as set forth below.  This Release will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Release (by email notice to martha_tuma@logitech.com) prior to that date.

2. In consideration of the payments and benefits described in Paragraphs 3 and 4 of the Severance Agreement, Executive and his successors release the Company, its parent company, Logitech International S.A. (the “Parent”), and each of their respective parents, divisions, direct and indirect subsidiaries, and affiliated entities (collectively, the “Logitech Group”), and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, tortious or other  wrongful termination, constructive termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  Notwithstanding the above, it is expressly understood that this Release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under the California Labor Code or any rights to challenge the validity of this Release under the Older Workers Benefit Protection Act.

3. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this Release, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.  Executive also acknowledges and agrees that he has been paid all wages (including base salary, paid time off, and bonuses) that he earned during his employment with the Company.

4. If any provision of this Release is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Release, and the validity, legality, and enforceability of the remainder of the Release shall not in any way be affected.  In the event of any legal action relating to or arising out of this Release, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

5. This Release and the  other agreements referred to above constitute the entire agreement between the parties with respect to the subject matter hereof and they supersede all prior negotiations and agreements between the parties, whether written or oral.  This Release may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN PARAGRAPHS 2  AND 3 ) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE.  EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS RELEASE, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPHS 3 AND 4 OF THE SEVERANCE AGREEMENT, WHICH COMPENSATION AND BENEFITS HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: , 2010	David Henry
Dated: , 2010	LOGITECH INC. By: Martha Tuma Its: Vice President, Human Resources